Exhibit (j) under Form N-1A
                                           Exhibit (23) under Item 601/Reg. S-K











CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 10 to Registration Statement No. 811-10073 of BBH Prime Institutional Money Market Fund, Inc., formerly BBH Common Settlement Fund, on Form N-1A of our report, dated August 13, 2004, for BBH Prime Institutional Money Market Fund, Inc. for the year ended June 30, 2004 included in the Annual Report to Shareholders of the Fund.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
October 6, 2004